EXHIBIT 99Q1.f

                         [LETTERHEAD OF ERNST & YOUNG]

July 30, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 77k of Form N-SAR, of ASA Gold and Precious Metals Limited (the "Fund"), dated July 30, 2012 and are in agreement with such statements within the section, except we have no basis to agree or disagree with any of the statements regarding Tait, Weller & Baker LLP.

Ernst & Young LLP